EXHIBIT 99.1

APPROVED BY THOMAS SANDGAARD FOR DISTRIBUTION ON 6/28/05___________(signed)

[ZYNEX LOGO]


Thomas Sandgaard
President and Chief Executive Officer
303-703-4906
 or
Ron Stabiner
The Wall Street Group, Inc.
212-888-4848



FOR IMMEDIATE RELEASE:

           ZYNEX CEO THOMAS SANDGAARD'S INTERVIEW WITH THE WALL STREET
                   TRANSCRIPT AVAILABLE ON COMPANY'S WEB SITE

LITTLETON, Colo., June 28, 2005 - Zynex Medical Holdings, Inc. (OTCBB: ZYNX), a provider of pain management systems and electrotherapy products for medical patients with functional disability, today announced The Wall Street Transcript has published an in-depth interview with President and Chief Executive Officer Thomas Sandgaard.

The interview is available free on Zynex' web site (www.zynexmed.com) or to subscribers at The Wall Street Transcript's web site (www.twst.com).

"We developed the Neuromove(TM), a totally new and innovative and highly effective device to help stroke survivors and those suffering spinal cord injuries to regain movement for the impaired regions of their bodies," Mr. Sandgaard stated during the interview. Discussing the Company's outlook, he said that Zynex will continue to develop its sales and marketing capabilities and "we have very high expectations as to a significant growth over the next few years."

About Zynex

Zynex Medical Holdings, Inc., (www.zynexmed.com), a leading provider of therapeutic devices for patients with functional disability through the creation, distribution, and marketing of electrotherapy devices since 1996, strives to uphold its mission to improve the quality of life of patients suffering from debilitating pain or illness by providing innovative technology. Utilizing a unique combination of electromyographic (EMG) technology combined with a system of instruction and reinforcement, including electrical muscle stimulation (EMS), Zynex offers new treatment options to post-stroke and spinal injury patients.

Safe Harbor Provision

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the Company's ability to meet terms and conditions required to obtain project financing, risks and delays associated with product development, risk of market acceptance of new products, technology or product obsolescence, competitive risks, reliance on development partners and additional capital needs.

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